Exhibit 99.1

World Fuel Services Corporation to Host First Analyst Day Event in New York

MIAMI--(BUSINESS WIRE)--February 23, 2010--World Fuel Services Corporation (NYSE: INT) today announced that it will host its first Analyst Day at the Le Parker Meridien New York, in New York City on Friday, March 12, 2010 from 8:00am to Noon EST. The event will include presentations by Paul H. Stebbins, chairman and chief executive officer, and Ira M. Birns, executive vice president and chief financial officer, a question and answer session with the World Fuel management team, as well as a customer panel discussion.

If you are an equity analyst or institutional investor and you are interested in attending this event in person, please contact Glenn Klevitz via email at gklevitz@wfscorp.com. The Analyst Day event will be available via live webcast and may be accessed on the company’s website. The company suggests that interested parties log on to the website at www.wfscorp.com fifteen minutes prior to the start of the event to register and download any necessary software. The webcast will remain available through March 26, 2010.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in more than 190 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices (including satellite offices), World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President &, Chief Financial Officer
or
Francis X. Shea, Executive Vice President & Chief Risk and Administrative Officer, 305-428-8000